Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: July 25, 2018

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

Michigan City, Indiana (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”) today announced its unaudited financial results for the three-month and six-month periods ended June 30, 2018. All share data has been adjusted to reflect Horizon’s three-for-two stock split effective June 15, 2018.

SUMMARY:
•
Net income for the quarter ended June 30, 2018 was $14.1 million, or $0.37 diluted earnings per share, compared to $9.1 million, or $0.27 diluted earnings per share, for the quarter ended June 30, 2017 resulting in a 37.0% increase in diluted earnings per share. This represents the highest quarterly net income and diluted earnings per share in the Company’s 145-year history.

•
Net income for the first six months of 2018 was $26.9 million, or $0.70 diluted earnings per share, compared to $17.3 million, or $0.51 diluted earnings per share, for the first six months of 2017 resulting in a 34.6% increase in diluted earnings per share. This represents the highest year-to-date net income and diluted earnings per share as of June 30th in the Company’s 145-year history.

•
Return on average assets was 1.41% for the second quarter of 2018 compared to 1.12% for the second quarter of 2017. Return on average assets for the first six months of 2018 was 1.36% compared to 1.10% for the first six months of 2017.

•
Return on average equity was 12.15% for the second quarter of 2018 compared to 10.24% for the second quarter of 2017. Return on average equity was 11.72% for the first six months of 2018 compared to 9.96% for the first six months of 2017.

•	Total loans increased by an annualized rate of 6.6%, or $92.4 million, during the first six months of 2018.
•	Consumer loans increased by an annualized rate of 20.5%, or $46.9 million, during the first six months of 2018.
•	Residential mortgage loans increased by an annualized rate of 9.3%, or $27.9 million, during the first six months of 2018.
•	Total deposits increased by an annualized rate of 9.5%, or $135.2 million, during the first six months of 2018.
•
Net interest income increased $6.4 million, or 23.4%, to $33.6 million for the three months ended June 30, 2018 compared to $27.2 million for the three months ended June 30, 2017. Net interest income increased $14.2 million, or 26.9%, to $67.0 million for the six months ended June 30, 2018 compared to $52.8 million for the six months ended June 30, 2017.

Pg. 2 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings
•
Net interest margin was 3.78% for the three months ended June 30, 2018 compared to 3.84% for the three months ended June 30, 2017. Net interest margin for the six months ended June 30, 2018 and 2017 was 3.81%.

•
Horizon’s tangible book value per share increased to $8.84 at June 30, 2018 compared to $8.48 and $8.13 at December 31, 2017 and June 30, 2017, respectively. This represents the highest tangible book value per share in the Company’s 145-year history.

Craig Dwight, Chairman and CEO of Horizon, commented: “I am very pleased to announce record quarterly and year-to-date earnings for Horizon. Net income for the second quarter of 2018 increased $5.0 million, or 55.6%, to $14.1 million when compared to the prior year. Diluted earnings per share for the quarter increased to $0.37 per share compared to $0.27 per share during the same quarter last year. Horizon’s net income and diluted earnings per share for the six months ended June 30, 2018 increased to $26.9 million and $0.70 per share compared to $17.3 million and $0.51 per share for the prior year.”

Dwight continued, “For the first time in our 145-year history, Horizon surpassed $4.0 billion in total assets. We continue to experience modest loan growth during 2018 as total loans increased at an annualized rate of 6.6% during the first six months of the year. Loan growth was led by consumer and mortgage loan annualized growth of 20.5% and 9.3%, respectively. Commercial loan payoffs totaling approximately $97.8 million during 2018 have tempered commercial loan growth. The majority of these payoffs were as a result of business and/or real estate assets being sold. The Bank did originate approximately $141.0 million in commercial loans during the first six months of 2018; however, only 59.6%, or $84.0 million, of these loan originations had been funded as of June 30, 2018. Horizon’s growth markets are still producing solid results as Fort Wayne, Grand Rapids, Indianapolis and the Kalamazoo markets grew loan balances by $34.3 million, for an annualized rate of 13.7%, during the first six months of 2018.”

Dwight added, “During the second quarter, we continued to expand our footprint with the opening of two loan production offices, one in Holland, Michigan and the other in Noblesville, Indiana. The Noblesville office will be converted to a full-service branch location in the third quarter of 2018. Noblesville, Indiana is the county seat for Hamilton County, one of the fastest growing counties in the State of Indiana and contiguous to Indianapolis, Indiana. We look forward to providing Horizon’s exceptional service to both of these communities.”

Dwight concluded, “Horizon continued to fully realize the cost savings from our 2017 acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc. during the first six months of 2018. The realization of these cost savings, in addition to other operational leveraging strategies implemented during 2018 have resulted in a continued decrease in our quarterly efficiency ratio from 64.44% for the fourth quarter of 2017 to 58.71% for the second quarter of 2018.”

Income Statement Highlights

Net income for the second quarter of 2018 was $14.1 million, or $0.37 diluted earnings per share, compared to $12.8 million, or $0.33 diluted earnings per share, for the first quarter of 2018 and $9.1 million, or $0.27 diluted earnings per share, for the second quarter of 2017. Excluding acquisition-related expenses, gain on sale of investment securities, death benefit on bank owned life insurance and purchase accounting adjustments (“core net income”), core net income for the second quarter of 2018 was $12.7 million, or $0.33 diluted earnings per share, compared to $11.2 million, or $0.29 diluted earnings per share, for the first quarter of 2018 and $8.6 million, or $0.26 diluted earnings per share, for the second quarter of 2017. This represents an increase in core diluted earnings per share of 13.8% and 26.9% when compared to the quarters ending March 31, 2018 and June 30, 2017, respectively.

Pg. 3 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

The increase in net income and diluted earnings per share from the first quarter of 2018 to the second quarter of 2018 reflects increases in net interest income of $139,000 and non-interest income of $614,000 and a decrease in non-interest expense of $895,000, partially offset by an increase in income tax expense of $269,000.

The increase in non-interest income from the first quarter of 2018 to the second quarter of 2018 was due to an increase in the gain on sale of mortgage loans, mortgage servicing income, interchange fees and a death benefit received on bank owned life insurance.

The increase in net income and diluted earnings per share from the second quarter of 2017 to the same 2018 period reflects an increase in net interest income of $6.4 million, an increase in non-interest income of $720,000 and a decrease in income tax expense of $730,000, partially offset by increases in non-interest expense of $2.5 million and provision for loan losses of $305,000.

Net income for the six months ended June 30, 2018 was $26.9 million, or $0.70 diluted earnings per share, compared to $17.3 million, or $0.52 diluted earnings per share, for the six months ended June 30, 2017. Core net income for the six months ended June 30, 2018 was $23.9 million, or $0.62 diluted earnings per share, compared to $16.1 million, or $0.47 diluted earnings per share, for the six months ended June 30, 2017. This represents a 31.9% increase in core diluted earnings per share for the first six months of 2018 compared to the same period in 2017.

Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share
(Dollars in Thousands, Except per Share Data, Unaudited)
	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Net Income
Net income as reported	$14,115	$12,804	$9,072	$26,919	$17,296
Merger expenses	-	-	200	-	200
Tax effect	-	-	(70)	-	(70)
Net income excluding merger expenses	14,115	12,804	9,202	26,919	17,426

Gain on sale of investment securities	-	(11)	3	(11)	(32)
Tax effect	-	2	(1)	2	11
Net income excluding gain on sale of investment securities	14,115	12,795	9,204	26,910	17,405

Death benefit on bank owned life insurance ("BOLI")	(154)	-	-	(154)	-
Tax effect	32	-	-	32	-
Net income excluding death benefit on BOLI	13,993	12,795	9,204	26,788	17,405

Acquisition-related purchase accounting adjustments ("PAUs")	(1,634)	(2,037)	(939)	(3,671)	(1,955)
Tax effect	343	428	329	771	684
Core Net Income	$12,702	$11,186	$8,594	$23,888	$16,134

Non-GAAP Reconciliation of Diluted Earnings per Share
Diluted earnings per share ("EPS") as reported	$0.37	$0.33	$0.27	$0.70	$0.51
Merger expenses	-	-	0.01	-	0.01
Tax effect	-	-	-	-	-
Diluted EPS excluding merger expenses	0.37	0.33	0.28	0.70	0.52

Gain on sale of investment securities	-	-	-	-	-
Tax effect	-	-	-	-	-
Diluted EPS excluding gain on sale of investment securities	0.37	0.33	0.28	0.70	0.52

Death benefit on BOLI	-	-	-	-	-
Tax effect	-	-	-	-	-
Diluted EPS excluding death benefit on BOLI	0.37	0.33	0.28	0.70	0.52

Acquisition-related PAUs	(0.04)	(0.05)	(0.03)	(0.10)	(0.06)
Tax effect	-	0.01	0.01	0.02	0.01
Core Diluted EPS	$0.33	$0.29	$0.26	$0.62	$0.47

Pg. 4 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

The increase in net income and diluted earnings per share during the first six months of 2018 when compared to the same period of 2017 reflects increases in net interest income of $14.2 million and non-interest income of $1.5 million and a decrease in income tax expense of $1.3 million, partially offset by increases in non-interest expense of $6.8 million and provision for loan losses of $542,000.

Horizon’s net interest margin decreased to 3.78% for the second quarter of 2018 when compared to 3.81% for the first quarter of 2018 and 3.84% for the second quarter of 2017. The decrease in net interest margin from the first quarter of 2018 reflects an increase in the cost of interest-bearing liabilities of 13 basis points, offset by an increase in the yield of interest-earning assets of 7 basis points. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits of 14 basis points, borrowings of 21 basis points and subordinated debentures of 14 basis points. The increase in the yield of interest-earning assets was due to an increase in the yield on loans receivable of 4 basis points, taxable investment securities of 11 basis points and non-taxable investment securities of 27 basis points.

The decrease in net interest margin from the second quarter of 2017 reflects an increase in the cost of interest-bearing liabilities of 37 basis points, offset by an increase in the yield of interest-earning assets of 24 basis points. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits of 30 basis points, borrowings of 70 basis points and subordinated debentures of 45 basis points. The increase in the yield of interest-earning assets was due to an increase in the yield on loans receivable of 14 basis points and taxable investment securities of 31 basis points, offset by a decrease in the yield on non-taxable investment securities of 25 basis points.

Excluding acquisition-related purchase accounting adjustments (“core net interest margin”), the core net interest margin was 3.60% for the second quarter of 2018 compared to 3.55% for the prior quarter and 3.71% for the second quarter of 2017. The increase in core net interest margin from the first quarter of 2018 to the second quarter of 2018 was due to an increase in the yield on interest-earning assets offset by an increase in the cost of interest-bearing liabilities. The decrease in core net interest margin from the second quarter of 2017 to the second quarter of 2018 was due to an increased cost of funding when comparing the periods. Interest income from acquisition-related purchase accounting adjustments was $1.6 million, $2.0 million and $939,000 for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

Horizon’s net interest margin held steady at 3.81% when comparing the six months ended June 30, 2018 to the six months ended June 30, 2017. The yield on interest-earning assets increased 26 basis points, primarily due to an increase in the yields earned on loans receivable of 20 basis points and taxable investment securities of 15 basis points, offset by a decrease in the yield earned on non-taxable securities of 27 basis points. The cost of interest-bearing liabilities increased 32 basis points, primarily due to an increase in the cost of interest-bearing deposits of 22 basis points and borrowings of 58 basis points.

Core net interest margin for the six months ended June 30, 2018 was 3.61% compared to 3.67% for the six months ended June 30, 2017. Interest income from acquisition-related purchase accounting adjustments was $3.7 million and $2.0 million for the six months ended June 30, 2018 and 2017, respectively.

Pg. 5 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

Non-GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Net Interest Margin
Net interest income as reported	$33,550	$33,411	$27,198	$66,961	$52,766

Average interest-earning assets	3,638,801	3,580,143	2,943,627	3,600,676	2,870,884

Net interest income as a percentage of average interest-earning assets ("Net Interest Margin")	3.78%	3.81%	3.84%	3.81%	3.81%

Acquisition-related purchase accounting adjustments ("PAUs")	$(1,634)	$(2,037)	$(939)	(3,671)	(1,955)

Core net interest income	$31,916	$31,374	$26,259	63,290	50,811

Core net interest margin	3.60%	3.55%	3.71%	3.61%	3.67%

Lending Activity

Total loans increased $92.4 million from $2.835 billion as of December 31, 2017 to $2.928 billion as of June 30, 2018 as consumer loans increased by $46.9 million, residential mortgage loans increased by $27.9 million, mortgage warehouse loans increased by $14.5 million and commercial loans increased by $3.3 million. Consumer loans increased at an annualized rate of 20.5%, primarily due to our experienced consumer loan team and increased focus on growing this portfolio. During the first six months of 2018, the Bank originated approximately $141.0 million in commercial loans; however, only $84.0 million, or 59.6%, of the total originated loans were funded as of June 30, 2018. This growth was offset by approximately $97.8 million in commercial loan payoffs, the majority of which were as a result of business and/or real estate assets being sold.

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)

	June 30 2018	December 31 2017	Amount Change	Percent Change
Commercial	$1,672,998	$1,669,728	$3,270	0.2%
Residential mortgage	634,636	606,760	27,876	4.6%
Consumer	507,866	460,999	46,867	10.2%
Subtotal	2,815,500	2,737,487	78,013	2.8%
Held for sale loans	3,000	3,094	(94)	-3.0%
Mortgage warehouse loans	109,016	94,508	14,508	15.4%
Total loans	$2,927,516	$2,835,089	$92,427	3.3%

Residential mortgage lending activity for the three months ended June 30, 2018 generated $1.9 million in income from the gain on sale of mortgage loans, an increase of $473,000 from the first quarter of 2018 and a decrease of $158,000 from the second quarter of 2017. Total origination volume for the second quarter of 2018, including loans placed into portfolio, totaled $109.0 million, representing an increase of 50.8% from the first quarter of 2018 and a decrease of 1.2% from the second quarter of 2017. Revenue derived from Horizon’s residential mortgage lending activities was only 6.9% and 6.1% of Horizon’s total revenue for the second quarter of 2018 and the six months ended June 30, 2018, respectively.

Purchase money mortgage originations during the second quarter of 2018 represented 85.6% of total originations compared to 76.6% of total originations during the first quarter of 2018 and 78.4% during the second quarter of 2017.

Pg. 6 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

The provision for loan losses totaled $635,000 for the second quarter of 2018 compared to $567,000 for the first quarter of 2018 and $330,000 for the second quarter of 2017. The increase in the provision for loan losses from the second quarter of 2017 to the second quarter of 2018 was due to additional general and non-specific allocations for loan growth in new markets, higher than anticipated growth of the indirect loan portfolio and an increase in allocation for other economic factors, including the potential of a recession.

The provision for loan losses totaled $1.2 million for the six months ended June 30, 2018 compared to $660,000 for the six months ended June 30, 2017. The increase in the provision for loan losses from 2017 to 2018 was due to additional general and non-specific allocations for loan growth in new markets, higher than anticipated growth of the indirect loan portfolio and an increase in allocation for other economic factors, including the potential of a recession.

The ratio of the allowance for loan losses to total loans was 0.58% as of June 30, 2018 and December 31, 2017. The ratio of the allowance for loan losses to total loans, excluding loans with credit-related purchase accounting adjustments, was 0.75% as of June 30, 2018 compared to 0.81% as of December 31, 2017. Loan loss reserves and credit-related loan discounts on acquired loans as a percentage of total loans was 1.08% as of June 30, 2018 compared to 1.23% as of December 31, 2017.

Non-GAAP Allowance for Loan and Lease Loss Detail
As of June 30, 2018
(Dollars in Thousands, Unaudited)

	Pre-discount Loan Balance	Allowance for Loan Losses (ALLL)	Loan Discount	ALLL + Loan Discount	Loans, net	ALLL/ Pre-discount Loan Balance	Loan Discount/ Pre-discount Loan Balance	ALLL+Loan Discount/ Pre-discount Loan Balance
Horizon Legacy	$2,280,089	$17,071	N/A	$17,071	$2,263,018	0.75%	0.00%	0.75%
Heartland	10,290	-	725	725	9,565	0.00%	7.05%	7.05%
Summit	31,357	-	1,858	1,858	29,499	0.00%	5.93%	5.93%
Peoples	99,586	-	2,259	2,259	97,327	0.00%	2.27%	2.27%
Kosciusko	46,070	-	700	700	45,370	0.00%	1.52%	1.52%
LaPorte	108,429	-	3,283	3,283	105,146	0.00%	3.03%	3.03%
CNB	5,293	-	144	144	5,149	0.00%	2.72%	2.72%
Lafayette	112,352	-	2,036	2,036	110,316	0.00%	1.81%	1.81%
Wolverine	234,050	-	3,447	3,447	230,603	0.00%	1.47%	1.47%
Total	$2,927,516	$17,071	$14,452	$31,523	$2,895,993	0.58%	0.49%	1.08%

As of June 30, 2018, non-performing loans totaled $15.4 million, which reflects a five basis point decrease in non-performing loans to total loans, or a $1.0 million decline from $16.4 million in non-performing loans as of December 31, 2017. Compared to December 31, 2017, non-performing commercial loans increased by $1.6 million, non-performing real estate loans decreased by $1.8 million and non-performing consumer loans decreased by $837,000. Other real estate owned and repossessed assets totaled $3.0 million as of June 30, 2018 which is an increase of $2.2 million from December 31, 2017. The majority of this increase was due to several bank owned properties acquired through acquisitions and listed for sale being re-classified to other real estate owned and recorded at fair value during the second quarter of 2018.

Expense Management

Total non-interest expense was $895,000 lower in the second quarter of 2018 when compared to the first quarter of 2018. The decrease in non-interest expense was due to decreases in salaries and employee benefits, net occupancy expenses and professional fees. These decreases were offset by increases in loan expense and other losses when comparing the second quarter of 2018 to the first quarter of 2018.

Pg. 7 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

Salaries and employee benefits expense was $564,000 lower during the second quarter of 2018 when compared to the first quarter of 2018, due to lower employment and unemployment taxes, health insurance, 401K and supplemental employee retirement plan match expenses. Employment and unemployment taxes and health insurance expense is typically higher during the first quarter of the year due to the nature of these expenses. Expenses related to the Company’s match on 401K and supplemental employee retirement plans were higher during the first quarter as a result of the 2017 bonuses paid in March 2018. Net occupancy expense was $446,000 lower when compared to the first quarter of 2018 due to reduced snow removal expenses during the second quarter of 2018. Professional fees decreased $125,000 during the second quarter of 2018 when compared to the first quarter of 2018. These decreases were offset by increases in loan expense of $268,000 due to an increase in loan collection expense and other losses of $123,000 due to write-downs on other bank owned properties and a $150,000 accrual for a potential loss on a fiduciary account during the second quarter of 2018.

Total non-interest expense was $2.5 million higher during the second quarter of 2018 compared to the same period of 2017. The increase was primarily due to an increase in salaries and employee benefits of $1.3 million, net occupancy expense of $324,000, loan expense of $275,000, other expense of $271,000, other losses of $191,000, data processing of $105,000 and FDIC insurance expense of $102,000. The increase in salaries and employee benefits, net occupancy expense, other expense, data processing expense and FDIC insurance expense reflect overall company growth and the acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc. during the third and fourth quarters of 2017. Loan expense increased due to a higher level of loan originations and loan collection expenses when compared to the second quarter of 2017. Other losses increased primarily due to write-downs on other bank owned properties and an accrual for a potential loss on a fiduciary account recorded during the second quarter of 2018.

Total non-interest expense was $6.8 million higher for the six months ended June 30, 2018 when compared to the six months ended June 30, 2017. The increase was primarily due to increases in salaries and employee benefits of $4.0 million, net occupancy expenses of $838,000, other expense of $797,000, data processing of $494,000 and loan expense of $425,000. The increase in salaries and employee benefits, net occupancy expense, other expense and data processing expense reflect overall company growth and recent acquisitions, in addition to the higher first quarter 2018 expenses mentioned above. Loan expense increased due to a higher level of loan originations and collection expenses during the six months ended June 30, 2018 when compared to the same period of 2017. Offsetting these increases was a decrease of $271,000 in professional fees primarily due to a lack of acquisition-related expenses in 2018.

Income tax expense totaled $2.8 million for the second quarter of 2018, an increase of $269,000 when compared to the first quarter of 2018 and a decrease of $730,000 when compared to the second quarter of 2017. The increase in income tax expense from the first quarter of 2018 was primarily due to an increase in income before income tax of $1.6 million during the second quarter of 2018. The decrease when comparing the second quarter of 2018 to the same prior year period was primarily due to the impact of the new corporate tax rate which was signed into law at the end of 2017 and the benefits from the exercising of stock options.

Income tax expense totaled $5.3 million for the six months ended June 30, 2018, a decrease of $1.3 million when compared to the six months ended June 30, 2017. The decrease was primarily due to the impact of the new corporate tax rate which was signed into law at the end of 2017 and the benefits from the exercising of stock options. This decrease was offset by an increase in income before income tax expense of $8.4 million when comparing the first six months of 2018 to the prior year.

Pg. 8 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP.  Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, net interest margin, total loans and loan growth, the allowance for loan and lease losses, tangible stockholders’ equity, tangible book value per share, the return on average assets and the return on average equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them, to show the impact of such events as acquisition-related purchase accounting adjustments, prepayment penalties on borrowings and the tax reform bill, among others we have identified in our reconciliations. Horizon believes that these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non-core items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure.  See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP figures identified herein and their most comparable GAAP measures.
Non-GAAP Reconciliation of Tangible Stockholders' Equity and Tangible Book Value per Share
(Dollars in Thousands Except per Share Data, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2018	2018	2017	2017	2017
Total stockholders' equity	$470,535	$460,416	$457,078	$392,055	$357,259
Less: Intangible assets	131,239	131,724	132,282	103,244	86,726
Total tangible stockholders' equity	$339,296	$328,692	$324,796	$288,811	$270,533

Common shares outstanding	38,362,640	38,332,853	38,294,729	34,988,189	33,264,698

Tangible book value per common share	$8.84	$8.57	$8.48	$8.25	$8.13

Pg. 9 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

Non-GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Return on Average Assets
Average assets	$4,017,551	$3,942,837	$3,249,851	$3,980,864	$3,177,134

Return on average assets ("ROAA") as reported	1.41%	1.32%	1.12%	1.36%	1.10%
Merger expenses	0.00%	0.00%	0.02%	0.00%	0.01%
Tax effect	0.00%	0.00%	-0.01%	0.00%	0.00%
ROAA excluding merger expenses	1.41%	1.32%	1.13%	1.36%	1.11%

Gain on sale of investment securities	0.00%	0.00%	0.00%	0.00%	0.00%
Tax effect	0.00%	0.00%	0.00%	0.00%	0.00%
ROAA excluding gain on sale of investment securities	1.41%	1.32%	1.13%	1.36%	1.11%

Death benefit on bank owned life insurance ("BOLI")	-0.02%	0.00%	0.00%	-0.01%	0.00%
Tax effect	0.00%	0.00%	0.00%	0.00%	0.00%
ROAA excluding death benefit on BOLI	1.39%	1.32%	1.13%	1.35%	1.11%

Acquisition-related purchase accounting adjustments ("PAUs")	-0.16%	-0.21%	-0.12%	-0.19%	-0.12%
Tax effect	0.03%	0.04%	0.04%	0.04%	0.04%
Core ROAA	1.26%	1.15%	1.05%	1.20%	1.03%

Non-GAAP Reconciliation of Return on Average Common Equity
Average Common Equity	$465,968	$460,076	$355,435	$463,156	$350,305

Return on average common equity ("ROACE") as reported	12.15%	11.29%	10.24%	11.72%	9.96%
Merger expenses	0.00%	0.00%	0.23%	0.00%	0.12%
Tax effect	0.00%	0.00%	-0.08%	0.00%	-0.04%
ROACE excluding merger expenses	12.15%	11.29%	10.39%	11.72%	10.04%

Gain on sale of investment securities	0.00%	-0.01%	0.00%	0.00%	-0.02%
Tax effect	0.00%	0.00%	0.00%	0.00%	0.01%
ROACE excluding gain on sale of investment securities	12.15%	11.28%	10.39%	11.72%	10.03%

Death benefit on bank owned life insurance ("BOLI")	-0.13%	0.00%	0.00%	-0.07%	0.00%
Tax effect	0.03%	0.00%	0.00%	0.01%	0.00%
ROACE excluding death benefit on BOLI	12.05%	11.28%	10.39%	11.66%	10.03%

Acquisition-related purchase accounting adjustments ("PAUs")	-1.41%	-1.80%	-1.06%	-1.60%	-1.13%
Tax effect	0.30%	0.38%	0.37%	0.34%	0.39%
Core ROACE	10.94%	9.86%	9.70%	10.40%	9.29%

Pg. 10 cont. Horizon Bancorp, Inc. Announces Record Quarterly and Year-to-Date Earnings

About Horizon

Horizon Bancorp, Inc. is an independent, commercial bank holding company serving northern and central Indiana, and southern, central and the Great Lakes Bay regions of Michigan through its commercial banking subsidiary Horizon Bank. Horizon also offers mortgage-banking services throughout the Midwest. Horizon may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp, Inc.
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP, INC.
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2018	2018	2017	2017	2017
Balance sheet:
Total assets	$4,076,611	$3,969,750	$3,964,303	$3,519,501	$3,321,178
Investment securities	735,962	714,425	710,113	708,449	704,525
Commercial loans	1,672,998	1,656,374	1,669,728	1,322,953	1,190,502
Mortgage warehouse loans	109,016	101,299	94,508	95,483	123,757
Residential mortgage loans	634,636	618,131	606,760	571,062	549,997
Consumer loans	507,866	480,989	460,999	436,327	403,468
Earning assets	3,681,583	3,591,296	3,563,307	3,153,230	2,990,924
Non-interest bearing deposit accounts	615,018	602,175	601,805	563,536	508,305
Interest bearing transaction accounts	1,644,758	1,619,859	1,712,246	1,536,169	1,401,407
Time deposits	756,387	711,642	566,952	508,570	452,208
Borrowings	524,846	520,300	564,157	458,152	485,304
Subordinated debentures	37,745	37,699	37,653	37,607	37,562
Total stockholders' equity	470,535	460,416	457,078	392,055	357,259

	Three Months Ended
Income statement:
Net interest income	$33,550	$33,411	$31,455	$27,879	$27,198
Provision for loan losses	635	567	1,100	710	330
Non-interest income	8,932	8,318	9,344	8,021	8,212
Non-interest expense	24,942	25,837	26,291	24,513	22,488
Income tax expense	2,790	2,521	5,758	2,506	3,520
Net income	$14,115	$12,804	$7,650	$8,171	$9,072

Per share data: (1)
Basic earnings per share	$0.37	$0.33	$0.20	$0.24	$0.27
Diluted earnings per share	0.37	0.33	0.20	0.24	0.27
Cash dividends delcared per common share	0.10	0.10	0.09	0.09	0.09
Book value per common share	12.27	12.01	11.93	11.21	10.74
Tangible book value per common share	8.84	8.57	8.48	8.25	8.13
Market value - high	21.94	20.59	19.47	19.45	18.33
Market value - low	$19.17	$17.87	$17.33	$16.87	$16.49
Weighted average shares outstanding - Basic	38,347,612	38,306,395	37,711,200	33,870,240	33,264,697
Weighted average shares outstanding - Diluted	38,519,689	38,468,811	37,897,012	34,072,909	33,483,585

Key ratios:
Return on average assets	1.41%	1.32%	0.79%	0.96%	1.12%
Return on average common stockholders' equity	12.15	11.29	6.75	8.92	10.24
Net interest margin	3.78	3.81	3.71	3.71	3.84
Loan loss reserve to total loans	0.58	0.58	0.58	0.64	0.66
Average equity to average assets	11.60	11.67	11.70	10.74	10.94
Bank only capital ratios:
Tier 1 capital to average assets	9.88	9.66	9.89	9.90	9.77
Tier 1 capital to risk weighted assets	12.18	12.32	12.29	12.33	12.69
Total capital to risk weighted assets	12.73	12.87	12.85	12.93	13.31

Loan data:
Substandard loans	$40,941	$43,035	$46,162	$36,883	$34,870
30 to 89 days delinquent	3,978	8,932	9,329	6,284	4,555

90 days and greater delinquent - accruing interest	$49	$30	$167	$162	$160
Trouble debt restructures - accruing interest	1,911	1,899	1,958	2,015	1,924
Trouble debt restructures - non-accrual	894	1,090	1,013	1,192	668
Non-accrual loans	12,555	12,062	13,276	9,065	8,811
Total non-performing loans	$15,409	$15,081	$16,414	$12,434	$11,563
Non-performing loans to total loans	0.53%	0.53%	0.58%	0.51%	0.51%

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	June 30
	2018	2017
Balance sheet:
Total assets	$4,076,611	$3,321,178
Investment securities	735,962	704,525
Commercial loans	1,672,998	1,190,502
Mortgage warehouse loans	109,016	123,757
Residential mortgage loans	634,636	549,997
Consumer loans	507,866	403,468
Earning assets	3,681,583	2,990,924
Non-interest bearing deposit accounts	615,018	508,305
Interest bearing transaction accounts	1,644,758	1,401,407
Time deposits	756,387	452,208
Borrowings	524,846	485,304
Subordinated debentures	37,745	37,562
Total stockholders' equity	470,535	357,259

	Six Months Ended
Income statement:
Net interest income	$66,961	$52,766
Provision for loan losses	1,202	660
Non-interest income	17,250	15,771
Non-interest expense	50,779	44,009
Income tax expense	5,311	6,572
Net income	$26,919	$17,296

Per share data: (1)
Basic earnings per share	$0.70	$0.52
Diluted earnings per share	0.70	0.51
Cash dividends delcared per common share	0.20	0.16
Book value per common share	12.27	10.74
Tangible book value per common share	8.84	8.13
Market value - high	21.94	18.73
Market value - low	$17.87	$16.49
Weighted average shares outstanding - Basic	38,327,118	33,263,997
Weighted average shares outstanding - Diluted	38,484,588	33,486,780

Key ratios:
Return on average assets	1.36%	1.10%
Return on average common stockholders' equity	11.72	9.96
Net interest margin	3.81	3.81
Loan loss reserve to total loans	0.58	0.66
Average equity to average assets	11.63	11.03
Bank only capital ratios:
Tier 1 capital to average assets	9.88	9.77
Tier 1 capital to risk weighted assets	12.18	12.69
Total capital to risk weighted assets	12.73	13.31

Loan data:
Substandard loans	$40,941	$34,870
30 to 89 days delinquent	3,978	4,555

90 days and greater delinquent - accruing interest	$49	$160
Trouble debt restructures - accruing interest	1,911	1,924
Trouble debt restructures - non-accrual	894	668
Non-accrual loans	12,555	8,811
Total non-performing loans	$15,409	$11,563
Non-performing loans to total loans	0.53%	0.51%

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2018	2018	2017	2017	2017
Commercial	$8,865	$7,840	$9,093	$8,335	$8,056
Real estate	1,761	1,930	2,188	2,129	1,750
Mortgage warehousing	1,084	1,030	1,030	1,048	1,090
Consumer	5,361	5,674	4,083	4,074	4,131
Total	$17,071	$16,474	$16,394	$15,586	$15,027

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30
	2018	2018	2017	2017	2017
Commercial	$(40)	$(38)	$84	$158	$219
Real estate	(2)	6	(9)	24	(8)
Mortgage warehousing	-	-	-	-	-
Consumer	80	519	217	(31)	146
Total	$38	$487	$292	$151	$357
Percent of net charge-offs to average loans outstanding for the period	0.00%	0.01%	0.01%	0.01%	0.02%

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2018	2018	2017	2017	2017
Commercial	$8,987	$6,778	$7,354	$3,582	$3,033
Real estate	3,915	5,276	5,716	5,545	5,285
Mortgage warehousing	-	-	-	-	-
Consumer	2,507	3,027	3,344	3,307	3,245
Total	$15,409	$15,081	$16,414	$12,434	$11,563
Non-performing loans to total loans	0.53%	0.53%	0.58%	0.51%	0.51%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2018	2018	2017	2017	2017
Commercial	$2,628	$547	$578	$324	$409
Real estate	302	281	200	1,443	1,805
Mortgage warehousing	-	-	-	-	-
Consumer	62	42	60	26	21
Total	$2,992	$870	$838	$1,793	$2,235

HORIZON BANCORP, INC.
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$3,367	$15	1.79%	$1,728	$6	1.39%
Interest-earning deposits	25,946	107	1.65%	27,677	83	1.20%
Investment securities - taxable	416,182	2,441	2.35%	423,815	2,155	2.04%
Investment securities - non-taxable(1)	307,219	1,870	3.15%	290,494	1,766	3.40%
Loans receivable(2)(3)	2,886,087	36,308	5.08%	2,199,913	26,795	4.94%
Total interest-earning assets(1)	3,638,801	40,741	4.57%	2,943,627	30,805	4.33%

Non-interest-earning assets
Cash and due from banks	44,213			42,331
Allowance for loan losses	(16,617)			(15,131)
Other assets	351,154			279,024

Total average assets	$4,017,551			$3,249,851

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,403,780	$3,920	0.65%	$1,980,025	$1,721	0.35%
Borrowings	489,608	2,679	2.19%	359,462	1,338	1.49%
Subordinated debentures	36,525	592	6.50%	36,340	548	6.05%
Total interest-bearing liabilities	2,929,913	7,191	0.98%	2,375,827	3,607	0.61%

Non-interest-bearing liabilities
Demand deposits	605,188			499,446
Accrued interest payable and other liabilities	16,482			19,143
Stockholders' equity	465,968			355,435

Total average liabilities and stockholders' equity	$4,017,551			$3,249,851

Net interest income/spread		$33,550	3.59%		$27,198	3.73%
Net interest income as a percent of average interest-earning assets(1)			3.78%			3.84%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP, INC.
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2018			June 30, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$3,560	$29	1.64%	$2,377	$11	0.93%
Interest-earning deposits	24,749	197	1.61%	26,220	152	1.17%
Investment securities - taxable	409,669	4,767	2.35%	411,417	4,487	2.20%
Investment securities - non-taxable(1)	307,462	3,735	3.13%	280,563	3,403	3.40%
Loans receivable(2)(3)	2,855,236	71,439	5.05%	2,150,307	51,586	4.85%
Total interest-earning assets(1)	3,600,676	80,167	4.55%	2,870,884	59,639	4.29%

Non-interest-earning assets
Cash and due from banks	43,984			41,788
Allowance for loan losses	(16,480)			(15,035)
Other assets	352,684			279,497

Total average assets	$3,980,864			$3,177,134

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,354,578	$6,791	0.58%	$1,970,235	$3,474	0.36%
Borrowings	508,731	5,251	2.08%	305,116	2,275	1.50%
Subordinated debentures	37,695	1,164	6.23%	36,315	1,124	6.24%
Total interest-bearing liabilities	2,901,004	13,206	0.92%	2,311,666	6,873	0.60%

Non-interest-bearing liabilities
Demand deposits	600,214			495,262
Accrued interest payable and other liabilities	16,490			19,901
Stockholders' equity	463,156			350,305

Total average liabilities and stockholders' equity	$3,980,864			$3,177,134

Net interest income/spread		$66,961	3.64%		$52,766	3.69%
Net interest income as a percent of average interest-earning assets(1)			3.81%			3.81%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP, INC.
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	June 30	December 31
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$69,018	$76,441
Investment securities, available for sale	526,195	509,665
Investment securities, held to maturity (fair value of $206,730 and $201,085)	209,767	200,448
Loans held for sale	3,000	3,094
Loans, net of allowance for loan losses of $17,071 and $16,394	2,907,445	2,815,601
Premises and equipment, net	75,063	75,529
Federal Home Loan Bank stock	18,105	18,105
Goodwill	119,880	119,880
Other intangible assets	11,359	12,402
Interest receivable	12,993	16,244
Cash value of life insurance	76,576	75,931
Other assets	47,210	40,963
Total assets	$4,076,611	$3,964,303
Liabilities
Deposits
Non-interest bearing	$615,018	$601,805
Interest bearing	2,401,145	2,279,198
Total deposits	3,016,163	2,881,003
Borrowings	524,846	564,157
Subordinated debentures	37,745	37,653
Interest payable	1,441	886
Other liabilities	25,881	23,526
Total liabilities	3,606,076	3,507,225
Commitments and contingent liabilities
Stockholders' Equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	-	-
Common stock, no par value, Authorized 99,000,000 shares (Restated - See Note 1)
Issued 38,387,709 and 38,323,604 shares (Restated - See Note 1), Outstanding 38,362,640 and 38,294,729 shares (Restated - See Note 1)	-	-
Additional paid-in capital	275,587	275,059
Retained earnings	205,535	185,570
Accumulated other comprehensive loss	(10,587)	(3,551)
Total stockholders' equity	470,535	457,078
Total liabilities and stockholders' equity	$4,076,611	$3,964,303

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.
Condensed Consolidated Statements of Income
 (Dollar Amounts in Thousands, Except Per Share Data, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Interest Income
Loans receivable	$36,308	$26,795	$71,439	$51,586
Investment securities
Taxable	2,563	2,244	4,993	4,650
Tax exempt	1,870	1,766	3,735	3,403
Total interest income	40,741	30,805	80,167	59,639
Interest Expense
Deposits	3,920	1,721	6,791	3,474
Borrowed funds	2,679	1,338	5,251	2,275
Subordinated debentures	592	548	1,164	1,124
Total interest expense	7,191	3,607	13,206	6,873
Net Interest Income	33,550	27,198	66,961	52,766
Provision for loan losses	635	330	1,202	660
Net Interest Income after Provision for Loan Losses	32,915	26,868	65,759	52,106
Non-interest Income
Service charges on deposit accounts	1,907	1,566	3,795	2,966
Wire transfer fees	180	178	330	328
Interchange fees	1,555	1,382	2,883	2,558
Fiduciary activities	1,818	1,943	3,743	3,865
Gains on sale of investment securities (includes $0 and $(3) for the three months ended June 30, 2018 and 2017, respectively, and $11 and $32 for the six months ended June 30, 2018 and 2017, respectively, related to accumulated other comprehensive earnings reclassifications)

Gain on sale of mortgage loans	1,896	2,054	3,319	3,968
Mortgage servicing income net of impairment	511	359	860	806
Increase in cash value of bank owned life insurance	442	408	877	872
Death benefit on bank owned life insurance	154	-	154	-
Other income	469	325	1,278	376
Total non-interest income	8,932	8,212	17,250	15,771
Non-interest Expense
Salaries and employee benefits	13,809	12,466	28,182	24,175
Net occupancy expenses	2,520	2,196	5,486	4,648
Data processing	1,607	1,502	3,303	2,809
Professional fees	376	535	877	1,148
Outside services and consultants	1,267	1,265	2,531	2,487
Loan expense	1,525	1,250	2,782	2,357
FDIC insurance expense	345	243	655	506
Other losses	269	78	415	128
Other expense	3,224	2,953	6,548	5,751
Total non-interest expense	24,942	22,488	50,779	44,009
Income Before Income Taxes	16,905	12,592	32,230	23,868
Income tax expense (includes $0 and $(1) for the three months ended months ended June 30, 2018 and 2017, respectively, related to income tax expense from reclassification items) June 30, 2018 and 2017, respectively, and $2 and $11 for the six	2,790	3,520	5,311	6,572
Net Income	$14,115	$9,072	$26,919	$17,296
Basic Earnings Per Share (1)	$0.37	$0.27	$0.70	$0.52
Diluted Earnings Per Share (1)	0.37	0.27	0.70	0.51

(1) Adjusted for 3:2 stock split on June 15, 2018